Exhibit 10.36

EXECUTIVE AGREEMENT

THIS EXECUTIVE AGREEMENT (this “Agreement”) is made as of October 23, 2002, by and between Ziff Davis Holdings Inc., a Delaware corporation (the “Company”), Ziff Davis Publishing Inc., a Delaware corporation and a wholly owned indirect subsidiary of the Company (“Publishing”), and Gregory Barton (“Executive”). The Company, Publishing and Executive are sometimes collectively referred to herein as “Parties” and individually as “Party”. Certain definitions are set forth in Section 16 of this Agreement.

Executive desires to be employed by Publishing, and Publishing desires to employ Executive and to be assured of its right to have the benefit of Executive’s services on the terms and conditions hereinafter set forth. In connection with such employment, the Company intends to grant to Executive options to purchase shares of capital stock, on terms consistent with the terms of Section 2 of this Agreement. Such options shall be granted pursuant to the Company’s 2002 Employee Stock Option Plan (the “Plan”).

The Parties desire to enter into this Agreement to (i) set forth the terms of the grant of the Options; (ii) provide the Company with certain rights in respect of the Executive Stock; (iii) set forth the terms and conditions of Executive’s employment with Publishing; and (iv) set forth the obligation of Executive to refrain from competing with the Company and its Affiliates under certain circumstances as provided herein.

The parties shall confirm in writing the date (the “Effective Date”) on which Executive shall commence his employment with the Company; provided that the Effective Date shall be on or prior to November 11, 2002.

NOW, THEREFORE, the Parties hereto agree as follows:

A.    GRANT OF OPTIONS

1.    Investor Rights Agreement.  As a condition precedent to the Company’s obligations to grant to Executive the Options, Executive must execute and deliver to the Company a counterpart signature page of the Investor Rights Agreement, (pursuant to which Executive shall become a party thereto, and thereby shall benefit from the rights and be subject to the obligations of one of the “New Stockholders” thereunder).

2.    Stock Options.

(a)    Grant.  In connection with Executive’s employment by the Company, the Company shall grant to Executive options (each an “Option” and collectively, the “Options”) to purchase shares of Series D Preferred Stock, at an exercise price per share equal to $1,000; shares of Series A Preferred, at an exercise price per share equal to $0.001; shares of Series B Preferred, at an exercise price per share equal to $1,000; and shares of Common Stock, at an exercise price per share equal to $0.001. The number of Options that Executive will be granted will be determined by the Board of the Company as part of the Board’s granting of Options to various senior executives of the Company under the Plan. The form of option agreement pursuant to which the Options will be granted is attached hereto as Exhibit A.

(b)    Exercisable Only to Extent Vested.  The Options shall initially not be exercisable and thereafter shall be exercisable only to the extent deemed vested pursuant to Section 6 below.

(c)    Options Term.  The Options shall expire at the close of business on, and in no event shall the Options be exercisable in whole or in part at any time after, the later of (i) the tenth anniversary of the Effective Date and (ii) a Sale of the Company (the “Expiration Date”); provided that the Options shall be subject to earlier expiration as follows:

(i)    If Executive’s employment with Publishing or any of its Affiliates under the control of the Company is terminated for Cause or Executive breaches any of his obligations under any of Sections 12, 13 and 14 of this Agreement (except any breach which Executive carries the burden of proving is solely of a technical nature, is immaterial and was inadvertent), then the Options shall immediately terminate and Executive shall forfeit all rights with respect to the Options, regardless of whether the Options, or any portion thereof, shall have become vested and/or exercisable prior thereto; and

(ii)    If Executive’s Company Employment terminates for any reason (other than a termination by the Company for Cause), any portion of the Options that have not vested pursuant to Section 6 below shall expire upon such Termination and the Options shall not be exercisable in respect of such expired portion at any time thereafter.

d)     Exercise Procedures.  Each Option shall be exercisable by Executive (or a transferee pursuant to Section 7(h)(i) below), to the extent it has vested, is outstanding and is exercisable in accordance with the terms of this Agreement, at any time and from time to time prior to the Expiration Date (or any earlier date of expiration as provided above) by delivering written notice to the Company and written acknowledgment that Executive has read and has been afforded an opportunity to ask questions of management of the Company regarding all financial and other information provided to Executive regarding the Company, together with payment of the Exercise Price in respect of the Option Shares to be purchased in accordance with the provisions of this Agreement and such Option. As a condition to any exercise of an Option, Executive shall permit the Company to deliver to Executive all financial and other information regarding the Company it believes necessary to enable Executive to make an informed investment decision, and Executive shall make all customary investment representations which the Company requires. Executive shall be required, as a condition precedent to Executive’s right to exercise each Option, at Executive’s expense, to supply the Company with such evidence, agreements and other assurances (including, but not limited to, opinions of counsel satisfactory to the Company) as the Company then may deem necessary or desirable, in form and substance satisfactory to the Company’s counsel, in order to establish to the satisfaction of the Company that the sale of securities by reason of such exercise shall be in compliance with applicable law, including the Securities Act. In addition, as a condition to the issuance of Option Shares upon Executive’s exercise of an Option, the Company may, in its sole discretion, require that Executive become a party to any stockholder agreement then in effect. Executive shall have no rights as a shareholder with respect to the Option Shares issuable under an Option until and unless all conditions to the Company’s obligations to issue such Option Shares have been satisfied.

3.    Representations and Warranties by the Company.  In connection with the execution and delivery of this Agreement, the Company represents and warrants to Executive as of the date hereof that:

(a)    The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, of which approximately 2,400,000 shares are issued and outstanding; (ii) 400,000 shares of Series A Preferred, of which 329,172.5 shares are issued and outstanding, (iii) 142,500 shares of Series B Preferred, of which 98,285.6 shares are issued and outstanding, (iv) 7,500 shares of Series C Preferred, of which 5,172.9 shares are issued and outstanding (and convertible into approximately 259,000,000 shares of Common Stock), (v) 100,000 shares of Series D Preferred, of which 80,207.3 shares are issued and outstanding and (vi) 30,000 shares of Series E Preferred of which 28,526.4 shares are issued and outstanding. Under its current stock option plans the Company is authorized to issue stock options for the purchase of up to 9,707,612 shares of Common Stock, 58,081 shares of Series A Preferred, 17,344 shares of Series B Preferred and 14,117 shares of Series D Preferred.

(b)    The execution, delivery and performance of this Agreement have been duly and validly authorized by the Company’s board of directors. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.

4.    Representations and Warranties by Executive.  In connection with the execution and delivery of this Agreement, Executive represents and warrants to the Company that:

(a)    This Agreement constitutes the legal, valid and binding obligation of Executive, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject.

(b)    Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreements with any person or entity other than the Company or Publishing, except that Executive is party to confidentiality agreements with each of Alliance Semiconductor Corporation and Individual Investor Group, Inc., the performance of each of which by Executive shall not conflict with, violate or cause a breach of this Agreement or any obligation or duty of Executive to any of the Company and its Affiliates.

(c)    Executive has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein. Executive has obtained advice from persons other than the Company and its counsel regarding the tax effects of the transaction contemplated hereby.

(d)    Executive has reviewed, or has had an opportunity to review, the Investor Rights Agreement.

5.    Further Acknowledgment.  Executive acknowledges and agrees that neither the issuance of securities or the Options to him by the Company nor any provision contained herein, therein or in any other agreement or document shall entitle Executive to remain in the employment of Publishing or any of its Affiliates.

B.    VESTING AND REPURCHASE OF EXECUTIVE STOCK

6.    Vesting.  Once granted, each Option shall vest in accordance with the following schedule, if as of each such date Executive is, and has been, continuously since the Effective Date Employed by the Company:

Date	Cumulative Percentage of Option Vested

First anniversary of Effective Date Second anniversary of Effective Date Third anniversary of Effective Date Fourth anniversary of Effective Date Fifth anniversary of Effective Date	20% 40% 60% 80% 100%

If Executive ceases to be Employed by the Company on any date other than any anniversary date prior to the fifth anniversary of the Effective Date, the cumulative percentage of each Option to become vested shall be determined on a pro rata basis according to the number of days elapsed since the prior anniversary date (or, if prior to the first anniversary date, since the Effective Date) and any portion of such Option that was not vested on such date on which Executive ceased to be Employed by the Company shall be deemed unvested (except as provided in subparagraphs (i) and (ii) below). Notwithstanding the foregoing:

(i)  the unvested portion of each Option shall become fully vested upon the consummation of a Sale of the Company if as of such date, Executive is, and since the Effective Date has been, continuously Employed by the Company through the date of the consummation of such Sale of the Company;

(ii)  if Publishing terminates Executive’s Company Employment without Cause on a date following execution of the definitive agreement providing for a Sale of the Company, Executive has since the Effective Date and until such Termination been continuously Employed by the Company, and a Sale of the Company is consummated within 9 months following such Termination and on substantially the terms and with the purchaser(s) set forth in such agreement as in effect prior to such Termination, then the unvested portion of each Option shall become fully vested upon the consummation of such Sale of the Company; and

(iii)  if the Company grants Options in connection with an initial round of Option grants under the Plan to other senior executives (other than the CEO or COO) which have a vesting period which is shorter than the vesting period set forth in this Section 6, the Company will review the vesting schedule set forth in this Section 6 to determine if a similar reduction in the vesting period herein is appropriate.

7.    Purchase Option.

(a)    Generally.  Upon Termination, the Executive Stock, whether held by Executive or one or more Permitted Transferees, will be subject to purchase by the Company pursuant to the terms and conditions set forth in this Section 7 (the “Purchase Option”).

(i)    Termination With Cause.  Upon a Termination with Cause, then the Company may elect to purchase all or any portion of the Executive Stock at a price per share equal to the lesser of the Original Cost thereof and the Fair Market Value thereof.

(ii)    Termination Without Cause; Resignation; Death or Incapacity.  Upon a Termination (A) by Publishing without Cause, (B) resulting from a resignation by Executive or (C) resulting from Executive’s death or Incapacity, the Company may elect to purchase all or any portion of the Option Shares and any other Executive Stock (other than Option Shares) held by Executive or one or more Permitted Transferees at a price per share equal to (i) in the case of Option Shares which have been issued upon exercise of this Option and such other Executive Stock, the Fair Market Value thereof as of the Termination Date, and (ii) in the case of Option Shares which are vested but unissued, the repurchase price for each such Option Share will be (a) the Fair Market Value thereof as of the Termination Date, minus (b) the Exercise Price thereof. In the event the Company elects to exercise the Repurchase Option under this Section 7, the portion of Executive’s Option which is unvested at such time shall terminate.

(b)     Purchase Procedures.  After a Termination giving rise to a right of purchase under Section 7, the Company may elect to exercise the right to purchase Executive Stock (in the amounts and for the prices set forth in Section 7(a)) pursuant to the Purchase Option by delivering written notice (the “Purchase Notice”) to the holder or holders of Executive Stock at any time prior to the date which is six months after the Termination Date. The Purchase Notice will set forth the number of shares of each class and type of Executive Stock to be acquired from such holder(s), the aggregate consideration to be paid for such shares of Executive Stock and the time and place for the closing of the transaction. If any shares of Executive Stock are held by Permitted Transferees, the Company shall purchase the shares each class and type of Executive Stock elected to be purchased from such holder(s) of Executive Stock pro rata according to the number of shares of such class and type of Executive Stock held by such holder(s) at the time of delivery of such Purchase Notice (determined as nearly as practicable to the nearest share).

(c)    Closing.  The closing of the transactions contemplated by this Section 7 will take place on the date designated by the Company in the Purchase Notice, which date will not be more than 60 days after the delivery of such notice. The Company will pay for the shares of Executive Stock to be purchased pursuant to the Purchase Option by delivery of, a check payable to the holder(s) of such shares of Executive Stock; provided however that if payment in cash by the Company is restricted by the financing or credit arrangements of the Company or any of its Subsidiaries or if the Company does not have available cash on hand in an amount sufficient to pay the purchase price for the shares to be purchased, the Company may deliver a subordinate note or notes payable in up to three (3) equal annual installments, with the first installment due on the first anniversary of the closing of such purchase, and bearing interest (payable quarterly in cash or, if so required by a lender to the Company or any of its Subsidiaries, in additional notes of the same tenor) at a rate of 7% per annum. In addition, the Company may pay the purchase price for such Executive Stock by offsetting amounts outstanding under any indebtedness or obligations owed by the applicable Participant to the Company or any of its Subsidiaries. Any obligations of the Company under any notes issued by the Company pursuant to this Section 7(c) shall be subject to any restrictive covenants to which the Company is subject at the time of such purchase. The Company will receive customary representations and warranties from Executive and any other selling holders of Option Shares regarding the sale of the applicable Option Shares, including but not limited to the representation that such seller has good and marketable title to such Option Shares to be transferred, free and clear of all liens, claims and other encumbrances.

(d)    Restrictions on Repurchase.  Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Executive Stock by the Company shall be subject to applicable restrictions contained in the Delaware General Corporation Law and in the Company’s and its Subsidiaries’ debt and equity financing agreements. If any such restrictions prohibit the repurchase of Executive Stock hereunder which the Company is otherwise entitled to make, the time periods in this Section 7 applicable to repurchases by the Company, of Executive Stock shall be suspended and shall resume at such time as the Company is permitted to do so under such restrictions, so that the Company may make such repurchases and purchases of Executive Stock during the balance of such period following such time as the Company becomes permitted to make such purchases under such restrictions.

(e)    Termination of Purchase Right.  The right of the Company to purchase shares of Executive Stock pursuant to this Section 7 shall terminate upon the earlier of a Sale of the Company or an Initial Public Offering (as defined in the Plan) of the Company.

(f)    Additional Restrictions on Transfer.

(i)    In addition to the restrictions on Transfer of Options and the Option Shares set forth in the Plan, until the fifth anniversary of the Effective Date, Executive shall not Transfer any Executive Stock except (A) to a Permitted Transferee in compliance with the provisions of Section 2D of the Investor Rights Agreement (other than clause (i) thereof), (B) the sale of Executive Stock pro rata with WS, based on holdings of Common Stock on a fully-diluted basis, in a registered public offering effected pursuant to Section 9 or Section 10 of the Investor Rights Agreement, (C) sales of Executive Stock pursuant to Section 2C of the Investor Rights Agreement, or (D) if, at any time after the Company consummates a public offering of Common Stock which is registered under the Securities Act and thereafter WS sells shares of Common Stock pursuant to Rule 144 promulgated under the Securities Act, then at any time thereafter Executive may sell up to the number of shares of Common Stock equal to (x) the product of (i) the number of shares of Common Stock then held by Executive and constituting Executive Stock, multiplied by (ii) a fraction, the numerator of which is the aggregate number of shares of Common Stock sold by WS pursuant to Rule 144 and the denominator of which is the aggregate, maximum number of shares of Common Stock held by WS, calculated on a fully-diluted basis (e.g., including shares issuable upon conversion of shares of stock held by WS) at any time after the Effective Date, minus (y) the aggregate number of shares of Common Stock sold by Executive at or prior to such time pursuant to Rule 144. The restrictions set forth in this Section 7(f)(i) shall terminate upon the consummation of a Sale of the Company. Notwithstanding anything in this Agreement to the contrary, Executive shall not Transfer any interest in the Option except pursuant to applicable laws of descent and distribution.

(ii)    All Executive Stock is subject to the additional restrictions on Transfer set forth in the Investor Rights Agreement.

(iii)    In addition to any other legend required pursuant to the Investor Rights Agreement or otherwise, any certificates representing the Executive Stock shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON                          , 2002, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN PURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN AN AMENDED AND RESTATED EXECUTIVE AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER HEREOF DATED AS OF OCTOBER 23, 2002, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.”

(iv)    Opinion of Counsel.  Executive may not sell, transfer or dispose of any Executive Stock (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company an opinion of counsel reasonably acceptable in form and substance to the Company that registration under the Securities Act or any applicable state securities law is not required in connection with such transfer.

C.    EMPLOYMENT PROVISIONS

8.    Employment.  Publishing shall employ Executive, and Executive hereby accepts employment with Publishing, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 11 hereof (the “Employment Period”).

9.    Position and Duties.

(a)    During the Employment Period, Executive shall serve as the Executive Vice President, General Counsel and Secretary of Publishing and shall have the normal duties, responsibilities and authority implied by such positions. Executive shall hold similar positions with the Company and Ziff Davis Media Inc. (“Media”) as well as any entity controlled by the Company which the Board determines to be a key affiliate, and Executive shall have the right to serve in the same positions with respect to all other Affiliates controlled by the Company except to the extent (i) the Company’s Chief Executive Officer (“CEO”) approves the election of another person to any such position, or (ii) applicable law precludes Executive from holding such positions in a foreign entity, provided that Executive shall not be entitled to any additional compensation for serving in such positions. So long as Executive remains employed in each of such positions with Publishing, the Company, Media and each of such key Affiliates, Executive shall be deemed to be “Employed by the Company” for purposes hereof, and if Executive ceases for any reason to be employed in any of such positions with any of such entities, Executive will be deemed to be no longer “Employed by the Company”, and his “Company Employment” shall be deemed to have ceased or terminated. For the avoidance of doubt, Executive will be deemed to have resigned from “Company Employment” if Executive resigns from any of such positions with Publishing, the Company, Media or any of such key Affiliates.

(b)    Executive shall report directly to the CEO and the Chief Operating Officer (“COO”) of the Company and shall devote his best efforts and substantially all of his business time and attention (except for vacation periods contemplated hereby, periods of illness or other incapacity, reasonable time spent with respect to civic and charitable activities, service on the boards of directors of other companies as approved by the Board of the Company, provided that none of such activities shall interfere with Executive’s duties to Publishing, and other permitted absences, if any, for which senior executive employees of Publishing are generally eligible from time to time under Publishing’s policies) to the business and affairs of Publishing and its Affiliates. Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner.

10.    Base Salary; Benefits and Bonuses.

(a)    During the Employment Period, Executive’s base salary shall be $250,000 per annum, subject to an annual cost of living increase at the beginning of each calendar year beginning January 1, 2005 at a rate equal to the increase in the Consumer Price Index—All Urban Consumers for the New York area during the prior year (but subject to a minimum annual increase of 2%), or such higher rate as the Board of the Company may designate from time to time (the “Base Salary”), which salary shall be payable by Publishing in regular installments in accordance with Publishing’s general payroll practices and shall be subject to customary withholding.

(b)    In addition to the Base Salary, during the Employment Period Executive shall be eligible to receive an annual bonus (the “Bonus”) as follows: (i) with regard to calendar year 2003, Executive shall have the opportunity to earn an annual target Bonus of up to $150,000, so long as Executive remains Employed by the Company through December 31, 2003 (or if Executive’s employment is terminated prior to December 31, 2003 as a result of (A) termination by Publishing without Cause, (B) resignation by Executive for Good Reason or (C) Executive’s death or Incapacity) and based upon the achievement of performance targets for such calendar year determined by the CEO and COO and the Board of the Company, which targets will include both quantitative and qualitative objectives, provided that Executive’s Bonus in respect of calendar year 2003 will not be less than $75,000 ($50,000 of such guaranteed amount shall be paid on or about January 2, 2003); and (ii) with regard to subsequent calendar years, Executive’s Bonus opportunity shall be in an amount determined by the CEO and COO and shall be based upon the achievement of performance targets determined by the CEO and COO.

(c)    During the Employment Period, (i) Executive shall be entitled to participate in all of Publishing’s employee benefit plans and programs for which senior executive employees of Publishing are generally eligible, which shall include, but shall not be limited to, health insurance, dental insurance, life insurance, short-term and long-term disability insurance and participation in Publishing’s 401(k) plan and (ii) Executive shall be eligible for four (4) weeks of paid vacation in accordance with the policies of Publishing. Executive’s right to participate in any employee benefit plans or programs of Publishing shall be subject to Publishing’s right to amend, modify or terminate any such plan or program in accordance with its terms and applicable law and subject in each case to any applicable waiting periods or other restrictions contained in such benefit plans or programs.

(d)    Publishing shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties under this Agreement which are consistent with Publishing’s policies in effect from time to time for senior executive employees of Publishing with respect to travel, entertainment and other business expenses, subject to Publishing’s requirements with respect to reporting and documentation of such expenses.

11.    Term; Termination; Severance.

(a)    The Employment Period commenced as of the Effective Date and shall terminate on the fifth anniversary of the Effective Date; provided that (i) the Employment Period shall terminate prior to such date upon Executive’s death or Incapacity; (ii) the Employment Period may be terminated by Publishing at any time prior to such date with Cause or without Cause; and (iii) the Employment Period may be terminated by Executive at any time for Good Reason or other than for Good Reason.

(b)    Upon any Termination, Executive shall be entitled to receive Executive’s Base Salary earned through the Termination Date, prorated on a daily basis together with all accrued but unpaid vacation time earned by Executive during the calendar year in which such Termination occurs and any Bonus in respect of a prior, completed calendar year which is then due and owing and has not been paid. Except as set forth in Section 11(d), Executive shall not be entitled to receive Executive’s Base Salary or any bonuses or other benefits from Publishing for any period after the Termination Date.

(c)    In the event Executive’s employment is terminated by Publishing with Cause, upon a resignation by Executive from Company Employment other than for Good Reason, or upon Executive’s death or Incapacity, or upon any Termination on or after the fifth anniversary of the Effective Date, Publishing shall have no obligation to make any severance or other similar payment to or on behalf of Executive.

(d)    In the event that Executive’s employment is terminated by Publishing without Cause or upon a resignation by Executive from Company Employment for Good Reason (in either case prior to the fifth anniversary of the Effective Date), following such Termination and upon execution and delivery by Executive within 30 days after the Termination Date of a general release in favor of the Company and its Affiliates, in form and substance satisfactory to Publishing, Publishing shall pay Executive his annual Base Salary (as in effect on the Termination Date) and provide Executive health insurance benefits through the first anniversary of the Termination Date. Such severance payments shall not be subject to reduction for any income earned by Executive from other sources after Termination (and, consequently, Executive shall have no duty to mitigate Publishing’s severance obligations). After payment of the severance amounts described in this Section 11(d), Publishing shall have no obligation to make any further severance or other payment or provide any other benefit to or on behalf of Executive. Notwithstanding the foregoing, in the event that Executive shall breach any of Executive’s obligations under any of Sections 12, 13 and 14 of this Agreement (except any breach which Executive carries the burden of proving is solely of a technical nature, is immaterial and was inadvertent), then, in addition to any other rights that Publishing or the Company may have under this Agreement or otherwise, Publishing shall be relieved from and shall have no further obligation to pay Executive any amounts to which Executive would otherwise be entitled pursuant to this Section 11. Notwithstanding anything herein to the contrary, in the event Executive’s employment is terminated prior to December 31, 2003 as a result of (A) termination by Publishing without Cause, (B) resignation by Executive for Good Reason or (C) Executive’s death or Incapacity, Publishing also shall pay Executive, within 30 days of Termination but subject to Executive’s execution and delivery within such period of a general release in favor of the Company and its Affiliates in form and substance satisfactory to Publishing, an amount equal to (x) $75,000 minus (y) the portion of Executive’s calendar year 2003 Bonus that Publishing already had paid Executive prior to Termination.

B.    ADDITIONAL AGREEMENTS

12.    Confidential Information.  Executive acknowledges that by reason of Executive’s duties to and association with Publishing and its Affiliates, Executive will have access to and will become informed of Confidential Information (as defined in Section 16 below) which is a competitive asset of Publishing and/or its Affiliates. Executive agrees to keep in strict confidence and not, directly or indirectly, make known, disclose, furnish, make available or use, any Confidential Information, except for use in Executive’s regular authorized duties on behalf of Publishing and its Affiliates. Executive acknowledges that all documents and other property including or reflecting Confidential Information furnished to Executive by Publishing or any of its Affiliates or otherwise acquired or developed by Publishing or any of its Affiliates or Executive or known by Executive shall at all times be the property of Publishing and its Affiliates. Executive shall take all necessary and appropriate steps to safeguard Confidential Information and protect it against disclosure, misappropriation, misuse, loss and theft. Executive shall deliver to Publishing at the termination of the Employment Period, or at any other time Publishing may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential

Information, Work Product (as defined in Section 16 below) or the business of Publishing or any of its Affiliates which Executive may then possess or have under Executive’s control.

13.    Inventions and Patents.

(a)    Executive acknowledges that all Work Product is the exclusive property of Publishing. Executive hereby assigns all right, title and interest in and to all Work Product to Publishing. Any copyrightable works that fall within the Work Product will be deemed “works made for hire” under Section 201(b) of the 1976 Copyright Act, and Publishing shall own all of the rights comprised in the copyright therein; provided, however, that to the extent such works may not, by operation of law, constitute “works made for hire,” Executive hereby assigns to Publishing all right, title and interest therein.

(b)    Executive shall promptly and fully disclose all Work Product to Publishing and shall cooperate and perform all actions reasonably requested by Publishing (whether during or after the Employment Period) to establish, confirm and protect Publishing’s right, title and interest in such Work Product. Without limiting the generality of the foregoing, Executive agrees to assist Publishing, at Publishing’s expense, to secure Publishing’s rights in the Work Product in any and all countries, including the execution of all applications and all other instruments and documents which Publishing shall deem necessary in order to apply for and obtain rights in such Work Product and in order to assign and convey to Publishing the sole and exclusive right, title and interest in and to such Work Product. If Publishing is unable because of Executive’s mental or physical incapacity or for any other reason (including Executive’s refusal to do so after request therefor is made by Publishing) to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Work Product belonging to or assigned to Publishing pursuant to Section 13(a) above, then Executive hereby irrevocably designates and appoints Publishing and its duly authorized officers and agents as Executive’s agent and attorney-in-fact to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by Executive. Executive agrees not to apply for or pursue any application for any United States or foreign patents or copyright registrations covering any Work Product other than pursuant to this paragraph in circumstances where such patents or copyright registrations are or have been or are required to be assigned to Publishing.

14.    NonCompete, Non-Solicitation.

(a)    In further consideration of the compensation to be paid to Executive hereunder, the Executive Stock to be made available for Executive’s purchase and the grant of the Options, Executive acknowledges that in the course of Executive’s employment with Publishing and its Affiliates, Executive will during the Employment Period become familiar with Publishing’s and its Affiliates’ (and their predecessors’) trade secrets, business plans and business strategies and with other Confidential Information concerning Publishing and its Affiliates and that Executive’s services have been and shall be of special, unique and extraordinary value to Publishing and its Affiliates. Therefore, Executive agrees that, during the Employment Period and for one (1) year thereafter (such period, the “Noncompete Period”), Executive shall not directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage in, any of the businesses (i) of International Data Group, Inc., CMP Media, Inc. (a subsidiary of United News & Media PLC), or CNET Networks, Inc. (the “Restricted Persons”), (ii) of any successor, assignee, partner, joint venture or collaboration partner, subsidiary, division or Affiliate of any of the Restricted Persons, or (iii) in which any of the Restricted Persons owns an interest or participates, which any of the Restricted Persons manages or controls (whether as an officer, director, employee, partner, agent, representative or otherwise), or with which any of the Restricted Persons consults or to which any of the Restricted Persons otherwise provides management or financial support. Nothing herein shall prohibit Executive from being an owner, indirectly through a mutual fund or other similar pooled investment vehicle, of a passive investment in the stock of a corporation which is publicly traded, so long as Executive has no other participation in the business of any such corporation.

(b)    During the Employment Period and for one (1) year thereafter, Executive shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of Publishing or any Affiliate to leave the employ of Publishing or such Affiliate, or in any way interfere with the relationship between Publishing or any Affiliate and any employee thereof, (ii) hire any person who was an employee of Publishing or any Affiliate at any time during the one year period prior to the termination of the Employment Period, (iii) call on, solicit or service any customer, supplier, licensee, licensor, franchisee or other business relation of Publishing or any Affiliate in order to induce or attempt to induce such Person to cease or reduce doing business with Publishing or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Publishing or any Affiliate, including, without limitation, making any negative statements or communications about Publishing or its Affiliates, or (iv) directly or indirectly acquire or attempt to acquire any business in the United States of America to which Publishing or any of its Affiliates has made an acquisition proposal prior to the Termination Date relating to the possible acquisition of such business (an “Acquisition Target”) by Publishing or any of its Affiliates, or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any Person other than Publishing or any of its Affiliates.

15.    Enforcement.  If, at the time of enforcement of any of Sections 12, 13 and 14 of this Agreement, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reason-able under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, Publishing or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of Section 14, the period set forth in such Section shall be tolled until such breach or violation has been duly cured. Executive agrees that the restrictions contained in Section 14 are reasonable and that Executive has received consideration in exchange therefor.

16.    Definitions.

“Affiliate” of a Person means any other person, entity or investment fund controlling, controlled by or under common control with the Person and, in the case of a Person which is a partnership, any partner of the Person.

“Board” means the board of directors of the specified Person.

“Cause” means (i) the commission by Executive of a felony or a crime involving moral turpitude, (ii) the commission of any other act or omission by Executive constituting fraud against the Company or any of its Subsidiaries, or the violation of the duty of loyalty to the Company and/or its Subsidiaries under applicable law, (iii) substantial failure by Executive to act as reasonably directed by the CEO, COO or the Board of the Company which failure, if curable, is not cured within 15 days after notice thereof to Executive, (iv) willful or reckless misconduct or, if curable, gross negligence by Executive which is not cured within 15 days after written notice thereof to Executive, with respect to the Company or any of its Subsidiaries, or (v) any other material breach by Executive of this Agreement or company policy established by the CEO, COO or the Board of the Company, which breach, if curable, is not cured within 15 days after written notice thereof to Executive.

“Certificate of Incorporation” means the Company’s certificate of incorporation in effect at the time as of which any determination is being made.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that is or was disclosed to, or developed or learned by, Executive in connection with Executive’s relationship with the Company or any of its Affiliates prior to the date hereof or during the Employment Period and that relates to the business, products, services, financing, research or development of the Company or any of its Affiliates or their respective suppliers, distributors or customers. Confidential Information includes, but is not limited to, the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, any of the Company’s or any of its Affiliates’ suppliers, distributors and customers and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) Acquisition Targets and potential acquisition candidates. Confidential

Information shall not include information that Executive can demonstrate: (a) is or becomes publicly known through no wrongful act or breach of obligation of confidentiality; (b) was rightfully received by Executive from a third party (other than ZD, Inc. or any of its successors or Affiliates) without a breach of any obligation of confidentiality by such third party; (c) was known to Executive prior to his employment with Publishing and its Affiliates, or (d) is required to be disclosed pursuant to any applicable law or court order; provided, however, that Executive provides Publishing with prior written notice of the requirement for disclosure that details the Confidential Information to be disclosed and cooperates with Publishing to preserve the confidentiality of such information to the extent possible.

“Common Stock” means the Company’s Common Stock, $.001 par value per share.

“Executive Stock” means, collectively, the Option Shares (including any Unexercised Option Shares) and any other Stock or equity securities hereafter acquired or acquirable by Executive. Such Stock shall continue to be Executive Stock in the hands of any holder (except for the Company and transferees in a Public Sale consummated in accordance with this Agreement and the Investor Rights Agreement), and except as otherwise provided herein, each such other holder of Executive Stock shall succeed to all rights and obligations attributable to Executive as a holder of Executive Stock hereunder. Executive Stock shall include both vested and unvested Executive Stock and shall include interests in the Company issued with respect to Executive Stock including, without limitation, by way of any recapitalization.

“Exercise Price” means with respect to an Option Share, the amount payable by Executive to the Company in connection with the exercise of an Option to purchase such Option Share.

“Fair Market Value” shall mean:

(a)    with respect to each share of Executive Stock which is listed on any stock exchange or quoted in the NASDAQ System or the over-the-counter market, the average of the closing prices of the sale of any such share on all stock exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which the Fair Market Value is being determined and the 20 consecutive business days prior to such day; and

(b)    with respect to each share of Executive Stock which is not, as of the date of determination, listed on any stock exchange or quoted in the NASDAQ System or the over-the-counter market, the Fair Market Value thereof shall be the amount which each such share of Executive Stock would receive upon a liquidating distribution, in accordance with the Certificate of Incorporation, of the proceeds of a sale of the Company and its Subsidiaries as a going concern at market value as determined in good faith mutually by the Board of the Company and Executive and in accordance with the Certificate of Incorporation and determined as of the Termination Date; provided that if the parties cannot agree on Fair Market Value within 30 days after the delivery of the Purchase Notice, the Fair Market Value will be decided by a mutually acceptable independent investment bank and if the parties are unable to agree on such an investment bank, one shall be chosen by lot from four nationally recognized investment banks, two of which shall be designated by the Company and two of which shall be designated by Executive. The determination of the investment bank pursuant hereto will be final and binding and the fees and expenses of such investment bank shall be shared equally by the Company and Executive. Any determination of Fair Market Value of any Share of Executive Stock shall take into account, in the event of any resignation by Executive other than for Good Reason, any diminution in the value of the Company as a result of the loss of Executive’s services to the Company and its Affiliates.

“Good Reason” means the occurrence, without Executive’s consent, of any of the following: (a) unless corrected within 15 days after written notice by Executive to CEO, COO and the Board of the Company of objection thereto, the assignment to Executive of any significant duties materially inconsistent with Executive’s status as the Executive Vice President, General Counsel and Secretary of the Company (and its controlled Affiliates other than foreign entities where prohibited by applicable law and except to the extent the CEO approved the election of another person to any such position) or a diminution of Executive’s title(s), or a substantial adverse alteration in the nature or status of Executive’s responsibilities; (b) a reduction in Executive’s annual Base Salary as contemplated hereby, except for across-the-board salary reductions similarly affecting all senior executives of Publishing; or (c) the Board of the Company requires Executive to relocate from the New York metropolitan area.

“Incapacity” means the disability of Executive caused by any physical or mental injury, illness or incapacity as a result of which Executive is unable to effectively perform the essential functions of Executive’s duties as determined by the Board of the Company in good faith, for a period of 90 consecutive days or a period of 120 days during any 180-day period.

“Independent Third Party” means any Person who, immediately prior to the contemplated transaction, does not own in excess of 5% of the Company’s Common Stock on a fully diluted basis (a “5% Owner”), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other Persons.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of April 5, 2000, as amended on August 12, 2002, by and among the Company and the Company’s stockholders, as such agreement may be amended from time to time in accordance with its terms.

“Option Shares” shall mean (a) all shares of capital stock of the Company issued or issuable upon the exercise of an Option and (b) all shares of capital stock of the Company issued with respect to the capital stock referred to in clause (a) above by way of a stock dividend or stock split or in connection with any conversion, merger, consolidation or recapitalization or other reorganization affecting such capital stock. Option Shares shall continue to be Option Shares in the hands of any holder other then Executive (except for the Company and transferees in a Public Sale consummated in accordance with this Agreement and the Investor Rights Agreement), and each such transferee thereof shall succeed to the rights and obligations of a holder of Option Shares hereunder.

“Original Cost” of any share of Executive Stock means the price paid by Executive for such share of Executive Stock.

“Permitted Transferee” means any permitted transferee of Stock pursuant to a transfer in accordance with Section 2D of the Investor Rights Agreement.

“Person” means an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

“Public Sale” means any sale of Stockholder Shares to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act.

“Sale of the Company” means the sale of the Company to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) ownership or voting rights to capital stock of the Company possessing the voting power to elect a majority of the Board of the Company (whether by merger, consolidation or sale or transfer of the Company’s capital stock) or (ii) all or substantially all of the assets of the Company determined on a consolidated basis.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Series A Preferred” means the Company’s Series A Preferred Stock, $.01 par value per share.

“Series B Preferred” means the Company’s Series B Preferred Stock, $.01 par value per share.

“Series C Preferred” means the Company’s Series C Preferred Stock, $.01 par value per share.

“Series D Preferred” means the Company’s Series D Preferred Stock, $.01 par value per share.

“Series E Preferred” means the Company’s Series E Preferred Stock, $.01 par value per share.

“Stockholder Shares” has the meaning given such term in the Investor Rights Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Termination” means such time as of which Executive ceases to be Employed by the Company, for any reason, whether on account of termination by Publishing, resignation by Executive, Executive’s death or Incapacity or otherwise.

“Termination Date” means the date on which Termination occurs.

“Transfer” has the meaning given such term in the Investor Rights Agreement.

“Work Product” means all inventions, innovations, improvements, developments, methods, processes, designs, analyses, drawings, reports and all similar or related information (whether or not patentable or reduced to practice or comprising Confidential Information) and any copyrightable work, trade mark, trade secret or other intellectual property rights (whether or not comprising Confidential Information) and any other form of Confidential Information, any of which relate to Publishing’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which were or are conceived, reduced to practice, contributed to, developed, made or acquired by Executive (whether alone or jointly with others) while employed (both before and after the Effective Date) by Publishing (or its successors or assigns) and its Affiliates.

“WS” has the meaning given such term in the Investor Rights Agreement.

“WS Fund III” means, collectively, Willis Stein & Partners III, L.P., Willis Stein & Partners Dutch III-A, L.P., Willis Stein & Partners Dutch III-B, L.P. and Willis Stein & Partners III-C, L.P.

17.    Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipients at the address indicated below:

If to Executive:	Gregory Barton
255 West 88th Street, Apt. 4A
New York, NY 10024

If to the Company:	Ziff Davis Holdings, Inc.
28 E. 28th Street
New York, NY 10016
Attention: Chief Operating Officer

with a copy to:	Ziff Davis Holdings, Inc.
28 E. 28th Street
New York, NY 10016
Attention: Chief Executive Officer

and	Willis, Stein & Partners Management III, L.L.C.
One North Wacker, Suite 4800
Chicago, IL 60606
Attn: Avy H. Stein
Daniel H. Blumenthal

and	Kirkland & Ellis
200 East Randolph Drive
Chicago, IL 60601
Attn: John A. Weissenbach
David A. Breach

If to WS:	Willis, Stein & Partners Management III, L.L.C.
One North Wacker, Suite 4800
Chicago, IL 60606
Attn: Avy H. Stein
Daniel H. Blumenthal

with a copy to	Kirkland & Ellis
200 East Randolph Drive
Chicago, IL 60601
Attn: John A. Weissenbach
David A. Breach

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given five days after deposit in the U.S. mail, if mailed, or otherwise when so delivered or sent otherwise.

18.    General Provisions.

(a)    Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Stock or the Option in violation of any provision of this Agreement shall be void, and the

Company shall not record such Transfer on its books or treat any purported transferee of such Stock or such Option as the owner of such Stock or such Option for any purpose.

(b)    Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c)    Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d)    Counterparts; Signatures Received via Facsimile.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Signatures received via facsimile shall be deemed originals for all purposes.

(e)    Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company, Publishing and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable except in connection with a permitted transfer of Stock hereunder.

(f)    Governing Law.  The corporate law of the State of Delaware will govern all issues concerning the relative rights of the Company and its stockholders. All other issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

(g)    Remedies.  Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(h)    Survival.  The provisions set forth in Section 4, Section 7 and Sections 12 through 18 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of the Employment Period.

(i)    Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company, Publishing, Executive and WS Fund III.

*    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Executive Agreement on the date first written above.

ZIFF DAVIS HOLDINGS, INC.

By:	/S/ BART W. CATALANE
Its: Chief Operating Officer and CFO

ZIFF DAVIS PUBLISHING, INC.

By:	/S/ BART W. CATALANE
Its: Chief Operating Officer and CFO

EXECUTIVE:

By:	/S/ GREGORY BARTON
Gregory Barton

EXHIBIT A

Form of Option Agreement

[To be attached following approval of Option grant and form of Option Agreement by Board]